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                                                                  EXHIBIT 99 (a)



TRW ADOPTS NEW SHAREHOLDER RIGHTS PLAN

CLEVELAND, April 24 -- Directors of TRW Inc. today announced the adoption of an updated Shareholder Rights Plan, declaring a dividend of one preferred share purchase right for each outstanding share of TRW common stock. The directors also authorized the redemption of the company's existing rights adopted in 1988.

The rights plan is intended to assure that all shareholders receive fair value for their investment in TRW and to provide the directors with sufficient time to evaluate fully any takeover offers. The revised rights plan was adopted in response to the prevalent takeover environment, not to any specific takeover threat.

Each right will entitle the holders of TRW common stock to buy one one-hundredth (1/100) of a share of preferred stock at an exercise price of $300 per right. The rights will be exercisable only upon the occurrence of certain takeover events, such as an acquiring party accumulating 20 percent or more of the company's common stock. In these events, each right, other than those of the 20 percent shareholder, will entitle its holder to purchase either TRW common stock or stock in the acquiring entity at one half of the current market price.
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TRW/2

The rights will expire in ten years unless terminated or earlier redeemed for $.01 per right. The rights will be distributed to shareholders of record at the close of business on May 17, 1996.

Effective on the same date, the company will redeem the rights outstanding under the former plan at $.01 per right. The redemption price will be paid along with the company's dividend on June 15, 1996.

TRW provides advanced technology products and services for automotive and space and defense markets worldwide. The company's 1995 sales were more than $10 billion.

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